Exhibit 99.1

Press Release

For Release Wednesday October 30, 2002

Contacts:
Andrew Kaplan	Jonathan Korzen
Chief Financial Officer	Director of Public Relations
Audible, Inc.	Audible, Inc.
(973) 837-2734	(973) 837-2718
akaplan@audible.com	jkorzen@audible.com

AUDIBLE, INC. REPORTS 24% CONSUMER CONTENT
REVENUE INCREASE OVER SECOND QUARTER 2002

     Consumer Content Revenue Increased 115% Over Third Quarter 2001

WAYNE, NJ, October 30, 2002—Audible, Inc. (NASDAQ: ADBL), the leading provider of downloadable spoken word audio that informs and entertains anywhere and any time with audio editions of books, newspapers, magazines, radio programs and original shows, announced results for the quarter ended September 30, 2002. Audible® will hold an investor teleconference at 5:00 p.m. EDT Wednesday, October 30th to discuss these results and the company outlook. Details for the teleconference are provided below.

Highlights include:

•	Growth to over 182,000 customers, an increase of 79% year over year.

•	Audible.com® and Apple integrated the iPod and iTunes with Audible’s Internet audio service.

•	The Audible Internet audio service has been integrated into Palm’s new Tungsten T handheld and will also be offered to users of future Palm handhelds.

•	The new MSN 8 gives users free trial offers for Audible’s downloadable audiobooks.

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•	Audible.com demonstrated downloads of spoken audio to Windows powered Smartphone.

•	Audible.com and Cox High Speed Internet entered into a comarketing partnership.

•	Audible.com and Toshiba Cable Modems entered into a comarketing partnership.

•	Audible.com and Mac Publishing entered into a wide-ranging distribution and programming partnership.

•	Audible.com named one of the “Best of Today’s Web” by PC World magazine.

•	Kenwood’s Music Keg, powered by PhatNoise, will ship compatible with Audible’s Internet audio service.

•	Deloitte and Touche named Audible one of New Jersey’s fastest growing technology companies in their “Fast 50” program, noting the company’s 5,879% growth record over the past five years.

“In an environment where significant economic growth is a challenge to many companies, Audible has once again exceeded its consumer content growth goals,” observed Donald Katz, chairman and CEO, Audible, Inc. “This performance comes in advance of the positive effect of many of the important co-marketing and service bundling relationships the company has struck with leading partners in the broadband, CD-burning, audio device, and retail sectors.

“Perhaps most importantly, our core consumer is no longer drawn from the ranks of early adopters,” continued Katz. “The environmental acceptance of concepts such as downloading audio files and burning your own CDs is proving to be a tremendous catalyst as we move closer to profitability. With increased awareness of our audio service, we believe broad customer acceptance of the Audible audio service will emanate from the ranks of any and all consumers who want to make better use of their time.”

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Consumer content revenue increased 24% in the third quarter over the prior quarter to $3,002,039. Net loss per share for the third quarter was $0.16. Net cash used during the quarter was $3.1 million. Audible’s cash and cash equivalents totaled $3.7 million on September 30, 2002.

In related news, Audible, Inc. announced today that it has received a Nasdaq Staff Determination letter on October 29, 2002 indicating that the company has failed to comply with Marketplace Rule 4310(c)(8)(D) which required that Audible regain, by October 28, 2002, a minimum bid price for its common stock of $1.00 and with Marketplace Rule 4310(c)(2)(A) which requires that Audible meet the initial inclusion requirements of the Nasdaq SmallCap Market. Specifically, Rule 4310(c)(2)(A) requires that Audible have (i) stockholder’s equity of $5 million; (ii) market value of listed securities of $50 million; (iii) $750,000 net income from continuing operations in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Accordingly, the company’s securities are subject to de-listing from the Nasdaq Small Cap Market.

Audible will be requesting a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. The request for a hearing will defer the de-listing of Audible’s common stock pending a decision by the panel. There can be no assurance that the panel will grant the company’s request for continued listing. If the company’s common stock is de-listed from the Nasdaq Small Cap Market, the company expects that its common stock would trade on NASD’s OTC Bulletin Board. Management sees no negative impact of the potential of moving to OTC on operations or the achievement of growth and profitability.

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A live webcast of the financial results conference call is available on Wednesday, October 30th at 5:00 p.m. EDT (2:00 p.m. PDT). Please click on www.audible.com/ir for online access to the call.

About Audible, Inc.

Audible® (www.audible.com®) is the Internet’s largest, most diverse provider of premium spoken audio services for content download or playback on personal computers or AudibleReady™ PC-based mobile devices. Audible has more than 34,000 hours of audio programs and 125 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers and business information providers. Audible.com is Amazon.com’s (www.amazon.com) exclusive provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc., to pioneer the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company’s key business partners are Apple Corp., Card Access Inc., Casio Inc., Compaq Computer Corporation, Handspring, Hewlett-Packard Company, Microsoft Corporation, Royal Philips Electronics, RealNetworks, Inc., SONICblue Incorporated’s Rio Audio Group, Sony Electronics, Texas Instruments and VoiceAge Corp.

Audible, www.audible.com and AudibleReady are registered trademarks of Audible, Inc.; AudibleListener is a trademark of Audible, Inc. and all are part of the family of Audible, Inc. trademarks. All other marks are property of their respective companies.

This press release contains information that is not historical fact and may be deemed to contain forward-looking statements. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible’s limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the Company’s Securities and Exchange Commission filings.